EXHIBIT 77(Q1)

FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED

(the "Fund")

At the October 17, 2003 Meeting of the Board of Directors of the Fund, the Board approved proposed amendments to the Fund's Articles Supplementary Creating and Fixing the Rights of Money Market Cumulative Preferred™ Stock ("Articles Supplementary"). The amended sections of the Articles Supplementary are set forth below:

Section 1(k) of Part II:

(k) "Maximum Rate," for shares of MMP on any Auction Date, shall mean:

(i) in the case of any Auction Date which is not the Auction Date immediately prior to the first day of any proposed Special Rate Period designated by the Corporation pursuant to Section 4 of Part I of these Articles Supplementary, the greater of (A) the product of (1) the "AA" Composite Commercial Paper Rate on such Auction Date for the next Rate Period of such shares and (2) the Rate Multiple on such Auction Date and (B) the applicable spread (as determined pursuant to the chart below) plus the "AA" Composite Commercial Paper Rate on such Auction Date for the next Rate Period of such shares, unless such shares have or had a Special Rate Period and an Auction at which Sufficient Clearing Bids existed has not yet occurred for a Minimum Rate Period of such shares after such Special Rate Period, in which case the higher of:

(A) the dividend rate on such shares for the then-ending Rate Period, and

(B) the greater of (A) the product of (1) the higher of (x) the "AA" Composite Commercial Paper Rate on such Auction Date for the then-ending Rate Period of such shares if such Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for such Rate Period if such Rate Period consists of four or more Dividend Periods, and (y) the "AA" Composite Commercial Paper Rate on such Auction Date for such Special Rate Period of such shares if such Special Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for such Special Rate Period if such Special Rate Period consists of four or more Dividend Periods and (2) the Rate Multiple on such Auction Date and (B) the applicable spread (as determined pursuant to the chart below) plus the higher of (x) the "AA" Composite Commercial Paper Rate on such Auction Date for the then-ending Rate Period of such shares if such Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for such Rate Period if such Rate Period consists of four or more Dividend Periods, and (y) the "AA" Composite Commercial Paper Rate on such Auction Date for such Special Rate Period of such shares if such Special Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for such Special Rate Period if such Special Rate Period consists of four or more Dividend Periods; or

(ii) in the case of any Auction Date which is the Auction Date immediately prior to the first day of any proposed Special Rate Period designated by the Corporation pursuant to Section 4 of Part I of these Articles Supplementary, the greater of (A) the product of (1) the highest of (i) the "AA" Composite Commercial Paper Rate on such Auction Date for the then-ending Rate Period of such shares if such Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for such Rate Period if such Rate Period consists of four or more Dividends Periods, (ii) the "AA" Composite Commercial Paper Rate on such Auction Date for the Special Rate Period for which the Auction is being held if such Special Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for the Special Rate Period for which the Auction is being held if such Special Rate Period consists of four or more Dividend Periods and (iii) the "AA" Composite Commercial Paper Rate on such Auction Date for Minimum Rate Periods and (2) the Rate Multiple on such Auction Date and (B) the applicable spread (as determined pursuant to the chart below) plus the highest of (i) the "AA" Composite Commercial Paper Rate on such Auction Date for the then-ending Rate Period of such shares if such Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for such Rate Period if such Rate Period consists of four or more Dividend Periods, (ii) the "AA" Composite Commercial Paper Rate on such Auction Date for the Special Rate Period for which the Auction is being held if such Special Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for the Special Rate Period for which the Auction is being held if such Special Rate Period consists of four or more Dividend Periods and (iii) the "AA" Composite Commercial Paper Rate on such Auction Date for Minimum Rate Periods.

Prevailing Ratings	Applicable Spread
"Aa3" or higher	2.50%
"A3" to "A1"	2.00%
"Ba3" to "Baa1"	3.50%
Below "Baa3"	4.00%

Section 1(p) of Part II:

(p) "Rate Multiple," for shares of MMP on any Auction Date, shall mean the percentage, determined as set forth below, based on the prevailing rating of such shares in effect at the close of business on the Business Day next preceding such Auction Date:

Prevailing Rating	Percentage
"aa3" or higher "a3" "baa3" Below "baa3"	175% 225% 275% 325%

provided, however, that if the Fund has notified the Auction Agent that it expects that any portion of the dividend to be paid on the shares of MMP will be ineligible for the Dividends Received Deduction in such Rate Period, or any portion of the dividend to be paid in such Rate Period on such shares will be characterized as constituting a return of capital, prior to the Auction establishing the Applicable Rate for such shares, the applicable percentage in the foregoing table with respect to such portion of the dividend shall be multiplied by (x) one minus the product of (i) one minus the Dividends Received Deduction rate and (ii) the maximum marginal regular Federal income tax rate generally applicable to corporations (currently 34%) and (y) divided by the quantity one minus the maximum marginal regular Federal income tax rate generally applicable to corporations.

For purposes of this definition, the "prevailing rating" of shares of MMP shall be (i) "aa3" or higher if such shares have a rating of "aa3" or better by Moody's or the equivalent of such rating by Moody's or a substitute rating agency selected as provided below, (ii) if not "aa3" or higher, then "a3" if such shares have a rating of "a3" or better by Moody's or the equivalent of such rating by Moody's or a substitute rating agency selected as provided below, (iii) if not "aa3" or higher or "a3", then "baa3" if such shares have a rating of "baa3" or better by Moody's or the equivalent of such rating by Moody's or a substitute rating agency selected as provided below, and (iv) if not "aa3" or higher, "a3" or "baa3", then "Below 'baa3'". The Corporation shall take all reasonable action necessary to enable Moody's to provide a rating for shares of MMP. If Moody's shall not make such a rating available, the Corporation, subject to the approval of Lehman Brothers Inc., shall select a nationally recognized statistical rating organization (as that term is used in the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time) to act as a substitute rating agency in respect of the MMP and the Corporation shall take all reasonable action to enable such rating agency to provide a rating for shares of MMP.